Exhibit 99.2
News
Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES, INC. AGREES TO PURCHASE SHARES OF

KOHLBERG KRAVIS ROBERTS & CO. STOCK

TAMPA, FL, April 23, 2004 — Walter Industries, Inc. (NYSE: WLT) announced today that it has agreed to purchase 2,000,000 shares owned by certain affiliates of Kohlberg Kravis Roberts & Co. for $12.50 per share.  After the transaction, KKR affiliates will own approximately 27% of the company’s outstanding common stock.  The transaction is expected to close on or before April 27, 2004.  Proceeds from the company’s recently completed $175 million convertible senior subordinated note transaction, together with funds from the company’s revolving credit agreement, will fund the purchase.

Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion. The company is a leader in homebuilding, home financing, water transmission products and natural resources. Based in Tampa, Florida, the company employs approximately 5,300 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services, at (813) 871-4404.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions. Risks associated with forward- looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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